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Wells Fargo Financial, Inc. Announces 2002 Third Quarter Earnings

Key Financial Highlights

(Dollar Amounts in Thousands)

For the Nine Months

Ended September 30,

2002

2001

Change

Total Income	$2,068,228	$1,949,158	+ 6%
Net Income	$247,726	$197,149	+ 26%
Goodwill Amortization (net of tax)	$	$19,238
Net Income excluding Goodwill Amortization (net of tax)	$247,726	$216,387	+ 14%

Return on Average Assets	2.0%	1.8%

Return on Average Equity	14.9%	13.3%

At:

9/30/02

12/31/01

Finance Receivables Outstanding:
Consumer Finance	$9,227,397	$8,199,522
Automobile Finance	$4,012,938	$3,375,101
Leasing	$1,251,259	$1,290,658
Other	$1,049,414	$568,288
Total Receivables	$15,541,008	$13,433,569
Total Assets	$18,009,602	$15,909,262
Stockholder’s Equity	$2,336,307	$2,110,849
Debt to Equity	638%	619%
Debt to Tangible Equity	748%	738%

Des Moines, Iowa, October 15, 2002 — Wells Fargo Financial, Inc. announced today net income of $247.7 million for the nine months ended September 30, 2002, compared with net income of $197.1 million for the same period in 2001.  Net income in the first nine months of 2001 included $19.2 million of goodwill amortization (net of tax).   Excluding amortization of goodwill, net income increased 14% from $216.4 million in the first nine months of 2001 to $247.7 million in 2002.

Finance receivables outstanding at September 30, 2002, totaled $15.5 billion, an increase of 16 percent compared to receivables outstanding at December 31, 2001.

Write-offs after recoveries as a percentage of average net receivables decreased to 2.65 percent in 2002 compared with 2.79 percent in the first nine months of 2001.  Write-offs in the third quarter of 2002 included $21 million of charges already provided for in the second quarter of 2002.  As disclosed last quarter, these charges were due to the adoption of a new delinquency and loss recognition policy in the U.S. consumer finance businesses.  Finance receivables 61 days or more contractually delinquent declined to 2.5 percent of the portfolio at September 30, 2002, compared with 3.3 percent at December 31, 2001.

Wells Fargo Financial’s average cost of borrowed funds was 4.70 percent, down from 6.01 percent during the same period in 2001.  Long-term debt outstanding totaled $10.4 billion and commercial paper totaled $4.3 billion at September 30, 2002.  Term fundings totaling $2.8 billion were completed during the first nine months of 2002.

Under Statement of Financial Accounting Standards (SFAS) 142, effective January 1, 2002, the amortization of all goodwill for business combinations is no longer accounted for as an expense in the income statement.  As required by SFAS 142, goodwill was evaluated for impairment during the first quarter of 2002, and the Company determined no goodwill impairment had occurred.

Wells Fargo Financial, Inc. is an $18.0 billion financial services company headquartered in Des Moines, Iowa, and a subsidiary of San Francisco-based Wells Fargo & Company.  The Company’s principal business is lending to consumers through offices in the United States and Canada.  The Company also provides lease and other commercial financing.  In addition, Wells Fargo Financial, Inc. manages Island Finance, a consumer finance company headquartered in San Juan, Puerto Rico, with $600 million in consumer finance receivables in Puerto Rico, the U.S. Virgin Islands, the Netherlands Antilles, Panama, and Aruba.

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